ASSET PURCHASE AND SALE AGREEMENT

between

JOYN INTERNET COMMUNITIES INC.,

Seller

and

PORTLOGIC SYSTEMS INC.,

Purchaser

ASSET PURCHASE AGREEMENT (this "Agreement") dated as of October 31, 2005, between JOYN Internet Communities Inc., a Canadian corporation ("Seller"), and Portlogic Systems Inc., a corporation incorporated under the laws of Nevada ("Purchaser").

RECITALS

Whereas the Seller is in the business of developing, marketing and licensing Internet dating portal software, and the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, this software and all rights to use this software on the terms and subject to the conditions set forth in this Agreement

Now therefore, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. In addition to the phrases defined throughout this Agreement, the following definitions shall apply for purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

(a) "Encumbrances" means, to the extent applicable, all claims, liens (including liens for taxes), mortgages, security interests, leases, options, rights of first refusal or first offer, easements, or other similar encumbrances.

(b) "Permitted Encumbrances" means Encumbrances that (i) are liens for taxes not yet due and payable, (ii) do not, individually or in the aggregate, materially detract from the value of the assets to which they attach, (iii) are mechanics', carriers', materialmens’, landlords', workers', or other similar liens incurred in the ordinary course of business or

Asset Purchase and Sale Agreement

(iv) relate to assets owned by customers or third parties that are used by the Seller in its operations.

ARTICLE II

THE ASSET PURCHASE AND PAYMENT

2.1. Upon the terms and subject to the conditions of this Agreement, the Seller hereby sells, conveys, assigns, transfers, and delivers to Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances and except as expressly provided herein), and agrees to execute any additional forms or agreements necessary to effect the foregoing, and the Purchaser hereby purchases from Seller, the following (collectively the “Purchased Assets”):

(a) all source, executable, html, e-commerce, Cold Fusion, SQL, and all other code pertaining to the internet dating software that the Seller has developed or has been using in connection with its dating software licensing business, including the Easy Dating Portal System (collectively the “Software”);

(b) all rights to sell, develop, license, dispose of, or otherwise use the Software in any way that the Purchaser chooses;

(c) all marketing tools, brochures, catalogs, art work, photographs, advertising material, trade secrets, work notes, market studies, consultant's reports (and similar materials), business documents, copyrights, trademarks, patents, and other intellectual property used by the Seller in connection with or produced for use with the Software, whether in electronic form or otherwise, excluding any websites of the Seller provided that such websites do not use any of the foregoing content or material;

(d) all of the Seller's interest in governmental permits, licenses, registrations, certificates, consents, orders, and approvals necessary for developing, licensing, and operating the Software;

2.2. The following assets (collectively, the "Excluded Assets") shall be excluded from this Agreement, and shall not be assigned or transferred to the Purchaser:

(a) cash and cash equivalents and similar type investments;

(b) leases and contracts, except as is otherwise specifically transferred pursuant to the terms of this Agreement;

(c) corporate minute books and stock books;

(d) except as otherwise provided herein, any of the Seller's assets not associated with the Purchased Assets;

Asset Purchase and Sale Agreement

(e) furniture, fixtures, and equipment of the Seller;

(f) share capital of the Seller; and

(g) customer lists, sales data, or mailing lists of the Seller.

2.3. In consideration of the transfer to the Purchaser of the Purchased Assets, the Purchaser shall pay and cause to be delivered to the Seller the following, valued in the aggregate at $152,000 (collectively the “Purchase Price”):

(a) 2,240,000 restricted shares in the common capital stock of the Purchaser valued at $0.05 per share or a total of $112,000, to be delivered on October 31, 2005;

(b) $10,000 previously delivered;

(c) $10,000 by October 31, 2005;

(d) $10,000 by November 30, 2005; and

(e) $10,000 by March 31, 2006.

2.4. The Seller shall not acquire any registration rights over the shares to be delivered by the Purchaser pursuant to Section 2.3 (a) above, provided that the Seller or the Purchaser each may, in its own discretion and at its own expense, arrange for the registration of the shares for trading in the public market.

2.5. Except for Permitted Encumbrances and as otherwise provided in this Section 2.5, the Seller shall transfer the Purchased Assets to the Purchaser free and clear of all Encumbrances, and the Purchaser shall not, by virtue of its purchase of the Purchased Assets, assume or become responsible for any liabilities or obligations of the Seller except as otherwise agreed to in writing by the Purchaser. The Purchaser shall not assume and shall not be liable for, and the Seller shall retain and remain solely liable for and obligated to discharge, and indemnify the Purchaser harmless against, all liabilities, obligations, or costs, including:

(a) any liability for: (i) breaches by the Seller or any of its respective direct or indirect subsidiaries of any instrument, contract, or purchase order to which the Seller is a party immediately prior to the date of this Agreement; and (ii) any payments or amounts due under or any cause of action arising out of any instrument, contract, or purchase order to which the Seller is a party immediately prior to the date of this Agreement;

(b) any liability or obligation for taxes attributable to or imposed upon the Seller or any of its direct or indirect subsidiaries, or attributable to or imposed upon the Purchased Assets, including, without limitation, any taxes payable by the Seller that are attributable to or arise from the transactions contemplated by this Agreement;

Asset Purchase and Sale Agreement

(c) any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of the Seller or any of its direct or indirect subsidiaries, including any such liabilities owed to affiliates of the Seller;

(d) any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the date of this Agreement by or on behalf of the Seller or any of its direct or indirect subsidiaries, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;

(e) any liability of the Seller or any of its direct or indirect subsidiaries incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;

(f) any liability or expense relating to employees or employment contracts to which the Seller is a party immediately prior to the date of this Agreement, including vacation pay, employee tax and other deductions, employment insurance, termination payments, and any other employee benefits; and

(g) any costs or expenses of the Seller or any of its direct or indirect subsidiaries incurred in connection with shutting down, uninstalling, decommissioning, and removing equipment not purchased by the Purchaser.

2.6. From and after the date of this Agreement, upon written request from Purchaser, the Seller shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may reasonably be required to sell, assign, transfer, vest, convey, and deliver full right, title and interest in, and possession of, the Purchased Assets to Purchaser and to otherwise consummate the transactions contemplated hereby. The Seller shall provide reasonable evidence of valid title to such of the Purchased Assets as the Purchaser may reasonably request in writing following execution of this Agreement, in form and substance reasonably satisfactory to the Purchaser.

2.7. Upon execution of this Agreement, the Seller shall deliver to the Purchaser any assignments, and any required consents to assignment, that it has obtained in respect of any contracts to which it was a party immediately prior to the date of this Agreement and that this Agreement explicitly specifies are being assigned to the Purchaser, duly executed by parties having the authority to so assign or consent to assign, in form and substance reasonably satisfactory to the Purchaser, as well as a written confirmation from such third parties that the contracts are in good standing.

Asset Purchase and Sale Agreement

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Purchaser as follows:

3.1. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2. The Seller has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize such execution, delivery and consummation have been duly and properly taken. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid, and binding obligation of the Seller enforceable against the Seller in accordance with its terms. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable law, or conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the properties or assets of the Seller pursuant to the corporate charter or by-laws of the Seller or any indenture, mortgage, lease, agreement or other instrument to which the Seller is a party or by which its properties or assets are bound. No material approval, authorization, consent or other order or action of or filing with any person, entity or court, administrative agency or other governmental body in the United States of America and Canada is required for the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

3.3. There is no action, suit, investigation, order, judgment, or proceeding pending or, to the knowledge of the Seller, threatened against or affecting Seller that, individually or when aggregated with one or more other actions, suits, orders, judgments or proceedings, has or might reasonably be expected to have a material adverse effect on the Seller's ability to perform any of its obligations under this Agreement.

3.4. The Seller does not have any contingent or undisclosed obligations or liabilities relating to the Purchased Assets, other than obligations or liabilities (i) that are disclosed in this Agreement, or (ii) that are not material to the financial condition of the Purchased Assets.

3.5. To the Seller’s knowledge, other than the consents and government approvals obtained by the Seller and provided to the Purchaser, no licenses or other consents from, or payments to, any other person are or will be necessary for the Purchaser to use or operate the Purchased Assets in a business similar to the business that has been operated by the Seller has in the operation of the Seller’s business or for any other business purpose.

Asset Purchase and Sale Agreement

3.6. To the Seller’s knowledge, except as provided in this Agreement, no restrictions will exist on the Purchaser’s right to sell, resell, license or sublicense any of the Purchased Assets or engage in the business included in the Purchased Assets, nor will any such restrictions be imposed on the Purchaser as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

3.7. The Seller validly owns the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances and no action, claim, suit, or proceeding has been brought against the Seller or, to the knowledge of the Seller, has been threatened against the Seller with respect to any material part of the Purchased Assets.

3.8. Neither the development, manufacture, marketing, license, sale, or use of the Purchased Assets violates or will violate any license or agreement to which the Seller is a party or infringes or, to Seller's knowledge will infringe, any copyright, patent, trademark, service mark, trade secret, or other intellectual property or other proprietary right of any other person or entity. All registered intellectual property (including without limitation trademarks, domain names, service marks, patents and copyrights) included within the Purchased Assets is valid and subsisting.

3.9.  There is no pending or threatened claim against the Seller or litigation contesting the validity, ownership or right to use, sell, license, or dispose of any of the Purchased Assets (including without limitation any intellectual property) necessary or required for the conduct of business using the Purchased Assets in a manner similar to that of the Seller nor, to the Seller's knowledge, is there any basis for any such claim, nor has the Seller received any notice asserting that the Purchased Assets (including without limitation the intellectual property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the Seller's knowledge, is there any basis for any such assertion.

3.10. To Seller's knowledge, there is no material unauthorized use, infringement, or misappropriation on the part of any third party of the Purchased Assets (including without limitation any intellectual property).

3.11. The Seller is not subject to any judgment, order, writ, injunction, or decree of any court or any Federal, provincial, state, local, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or any arbitrator that materially affects the operation of a business using the Purchased Assets similar to the business that has been operated by the Seller.

3.12. The required disclosures of the Seller made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the required disclosures do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

Asset Purchase and Sale Agreement

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Seller as follows:

4.1. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2. The Purchaser has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by or on the part of the Purchaser to authorize such execution, delivery, and consummation have been duly and properly taken. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. No material approval, authorization, consent, or other order or action of or filing with any person, entity or court, administrative agency, or other governmental body in the United States of America or Canada is required for the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

4.3. There is no action, suit, investigation, order, judgment, or proceeding pending or, to the knowledge of the Purchaser, threatened against or affecting Purchaser that, individually or when aggregated with one or more other actions, suits, orders, judgments or proceedings, has or might reasonably be expected to have a material adverse effect on the Purchaser's ability to perform any of its obligations under this Agreement.

4.4. The required disclosures of the Purchaser made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the scheduled disclosures do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

NON-COMPETITION OF SELLER

5.1. For a period of one year following the date hereof, the Seller shall not, without the written consent or the Purchaser, directly or indirectly, as principal, investor, or in any similar capacity, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Purchaser and any of its licensors, licensees, clients, customers, suppliers, employees or other related parties.

Asset Purchase and Sale Agreement

ARTICLE VI

FURTHER COVENANTS AND AGREEMENTS

6.1. If at any time it is necessary that a party be furnished with additional information, documents or records relating to the Purchased Assets in order properly to prepare or support its tax returns or other documents or reports required to be filed with governmental authorities or any securities exchanges or otherwise for any purpose in connection with the performance or discharge by the parties of their obligations hereunder, and such information, documents or records are in the possession or control of the other party, such other party agrees to use all reasonable efforts to furnish or make available such information, documents or records (or copies thereof).

6.2. Each party shall bear its own expenses incurred in connection with the transactions contemplated hereby.

6.3. Each party shall indemnify and hold the other party harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees) (collectively, "Damages") relating to any misrepresentation or warranty contained in this Agreement or breach of this Agreement on the part of the first party. This indemnification shall terminate and be of no further force and effect one year from the date hereof, except as to any representation or warranty as to which a written notice of claim for indemnification has been given to the indemnifying party prior to the expiration of such one-year period. Neither party shall be liable pursuant to this section for any amounts that in the aggregate exceed the Purchase Price.

6.4. The Seller shall pay all sales, use, excise and/or transfer taxes due with respect to the purchase and sale of the Purchased Assets.

6.5. The Seller agrees to direct to the Purchaser any inquiries received by the Seller within two years after the date hereof regarding the Purchased Assets.

ARTICLE VII

GENERAL PROVISIONS

7.1. Notices. All notices and other communications hereunder shall be in writing and shall, in the absence of earlier receipt, be deemed to have been duly given (i) if delivered personally, on delivery at the address of the relevant party; (ii) if sent by registered mail, five clear business days after the date of posting; and (iii) if sent by facsimile when dispatched (provided that the sender retains a mechanical or electronically generated confirmation of the successful transmission of such facsimile). Notices under this Agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Asset Purchase and Sale Agreement

(a)   If to the Purchaser, to:

Portlogic Systems Inc.

92 King Street East, Suite 1008

Toronto, Ontario

Canada, M5C 2V8

Attention: Jueane Thiessen

Facsimile: (416) 913-1244

(b)   If to the Seller:

JOYN Internet Communities Inc.

75 Dalhousie Street, Suite 1102

Toronto, Ontario, Canada

M5B 2R9

Attention:  Alex Diatchine

Facsimile: (866) 858-5383

6.2. Interpretation. When a reference is made in this Agreement of a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

6.3. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein: (i) represents the complete understanding, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties any rights or remedies hereunder.

6.5. Assignment. The Purchaser may assign this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Seller without the prior written consent of the Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.6. Currency. All amounts indicated herein are in the lawful currency of the United States, unless otherwise specified.

Asset Purchase and Sale Agreement

6.7. Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be either automatically deemed so narrowly drawn, or any court of competent jurisdiction is hereby expressly authorized to redraw it in that manner, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.8. Remedies and Waivers. No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall (i) affect that right, power or remedy; or (ii) operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless stated expressly.

6.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.10. Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Ontario, this being in addition to any other remedy to which they are entitled at law or in equity.

6.11. Consent to Jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the Province of Ontario and/or the Federal Courts located in the Province of Ontario shall have jurisdiction over each of the parties hereto and over the subject matter of any such proceedings, and the venue of any such action shall be in the City of Toronto, Ontario.

Asset Purchase and Sale Agreement

*   *   *   *   *

IN WITNESS WHEREOF, the Purchaser and Seller have executed this Agreement as of the date first written above.

PORTLOGIC SYSTEMS INC.

/s/ Jueane Thiessen_______________

Authorized Signatory: Jueane Thiessen

Title: President

JOYN INTERNET COMMUNITIES INC.

/s/ Alex Diatchine

Authorized Signatory: Alex Diatchine

Title: President

Asset Purchase and Sale Agreement